                                                                Exhibit 10.24





                         OPTIMUM HEALTH SERVICES, INC.
                         VALUATION AS OF APRIL 30, 1998

                                  JUNE 5, 1998

June 5, 1998

Mr. Mike Brigante
Vice President of Finance
Complete Wellness Centers, Inc.
666 Eleventh Street, NW
Second Floor, Suite 200
Washington, DC  20001

Dear Mr. Brigante:

We have prepared and enclosed, herewith, our valuation report of OPTIMUM HEALTH SERVICES, INC. (Company) dated June 3, 1998. The purpose of the valuation is to render an opinion as to the fair market value of the eighty six and two-thirds percent (86.67%) ownership of the common stock of OPTIMUM HEALTH SERVICES, INC. by Complete Wellness Centers, Inc. (CWC) as of April 30, 1998. CWC intends to distribute its ownership in OHS to its shareholders in a spin off of OHS from the parent organization.

The term "fair market value" is generally defined as the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties have reasonable knowledge of the relevant facts.

Our report, as of the valuation date, is based on historical and prospective financial information provided to us by management. Had we audited or reviewed the underlying data, matters may have come to our attention which would have resulted in our using amounts which differ from those provided. Accordingly, we take no responsibility for the underlying data presented in this report. Unanticipated events and circumstances may occur subsequent to the date of this report. Therefore, it is important to recognize that the estimated appraised value of the Company may change over time.

Based on our approach and calculations and with the scope limitations discussed further in our report, we estimate that the fair market value of the 86.67% of common stock owned by Complete Wellness Center, Inc. for distribution to its shareholders of OPTIMUM HEALTH SERVICES, INC. as of April 30, 1998 is $234,700. Although in the body of our report we calculated the value based on the adjusted net assets method and discounted cash flow method, we believe that since the discounted cash flow method is based on future

Mr.Mike Brigante
Optimum Health Services, Inc.
June 5, 1998
Page 2



earnings that is more indicative of the value of the entity, rather than the current adjusted book value of the entity under the adjusted net asset method. We have no present or contemplated financial interest in OPTIMUM HEALTH SERVICES, INC. Our fees, for this valuation, are based upon our normal hourly billing rates, and are in no way contingent upon the results of our findings. We have no responsibility to update this report for events and circumstances occurring subsequent to the date of this report.

This report has been prepared for the specific purpose of valuing 86.67% of OPTIMUM HEALTH SERVICES, INC.'s common stock, as of April 30, 1998. This report is not to be copied or made available to any persons without the express written consent of American Express Tax and Business Services, Inc.

Very truly yours,

AMERICAN EXPRESS TAX AND BUSINESS SERVICES INC.





S. G. Brooke Tucker                                   Paul Weinblatt, CPA, MHA
Senior Consultant                                     Manager

                         OPTIMUM HEALTH SERVICES, INC.



                               TABLE OF CONTENTS

   I.          Introduction
                     Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                     Approach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                     Limiting Conditions and Certifications   . . . . . . . . . . . . . . . . . . . .  1-3

  II.          Company Background
                     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                     Organizational Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4-5
                     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                     Complete Wellness Centers, Inc.  . . . . . . . . . . . . . . . . . . . . . . . .  5-6

 III.          Economic Outlook of the Health Care Industry
                     Overview   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

  IV.          Overview of:
                     Physician Practice Management  . . . . . . . . . . . . . . . . . . . . . . . . . .  8

   V.          Estimate of Value
                     Method of Valuation Explained  . . . . . . . . . . . . . . . . . . . . . . . . . .  9
                           Valuation Methods Considered But Not Used  . . . . . . . . . . . . . . . . . 10
                           Valuation Methods Considered . . . . . . . . . . . . . . . . . . . . . .  10-12
                     Estimate of Value Assumptions and Calculations   . . . . . . . . . . . . . . .  13-15

               Exhibit
                     Management Assumptions

                         OPTIMUM HEALTH SERVICES, INC.

                                  INTRODUCTION

PURPOSE

Optimum Health Services, Inc. (OHS) is a subsidiary of Complete Wellness Centers, Inc. (CWC). OHS was established on June 1, 1997 as a joint venture between CWC and five senior managers from the health care industry. OHS is a management services organization (MSO) that has contracted with physicians in Florida to market an independent practice association to managed care entities. The Company is located in Clearwater, Florida.

The purpose of this report is to establish the fair market value of the 86.67% common stock of OPTIMUM HEALTH SERVICES, INC. to the shareholders of CWC as of April 30, 1998 in conjunction with the plan by Complete Wellness Centers, Inc. to spin off OHS as an independent company which will be traded on the NASDAQ small capital market. The current shareholders of CWC will each receive pro rata shares of stock based on the value of the spun off company.

APPROACH

Our approach has been to determine an estimate of value which would provide a fair and reasonable return on investment to an investor or owner, in view of the facts available to us at the time. Our opinion is based on, among other things, our estimate of the risks facing the Company and the return on investment which would be required on alternative investments with similar levels of risk. We have applied various valuation methods in estimating the value of OPTIMUM HEALTH SERVICES, INC. as of April 30, 1998.

We have reviewed and analyzed each method and its results to determine which method generates the most reasonable estimate of value of OPTIMUM HEALTH SERVICES, INC. as of April 30, 1998. After careful consideration of each method's underlying assumptions and variables utilized, we concluded that the Adjusted Net Assets Method and Discounted Cash Flow Method were the most appropriate. Please refer to the section titled "Estimate of Value" on pages 9 through 14 of this report.

Both internal and external factors which influence the value of OPTIMUM HEALTH SERVICES, INC. are reviewed, analyzed and interpreted. Internal factors include the Company's financial position, results of operations and the size and marketability of the interest being valued. External factors included, among other things, the status of the industry and the position of the Company relative to the industry.

LIMITING CONDITIONS AND CERTIFICATIONS

We have no present or contemplated financial interest in OPTIMUM HEALTH SERVICES, INC. Our fees for this valuation are based upon our normal hourly billing rates, and in no way are

                         OPTIMUM HEALTH SERVICES, INC.

contingent upon the results of our findings. We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

The information contained in this report is based upon the financial records and assumptions of volumes and expenses of OPTIMUM HEALTH SERVICES, INC., by its owners and management, its certified public accountant and other information made available to AETBS. It is believed to be reliable, but no responsibility for its accuracy is assumed.

Our report is based on historical and/or prospective financial information provided to us by management and other third parties. Had we audited or reviewed the underlying data, matters may have come to our attention which would have resulted in our using amounts which differ from those provided, accordingly, we take no responsibility for the underlying data presented or relied upon in this report.

In November 1997, the federal government began investigating billing irregularities of CWC. We are not privy to the potential fines or penalties that may be assessed against CWC, and therefore, can not determine such for purposes of this valuation. AETBS can not be held responsible for any potential liabilities that might affect the value of OHS in the future based upon the federal investigation.

We have compiled certain information contained herein. That information, namely, but not limited to, financial statements, company history and market overview, has been supplied by the subject company, its officers and representatives. This information has not been audited or reviewed by us, nor has it been subjected to any type of audit or review procedures by us, nor have we audited or reviewed the books and records of the subject company. Accordingly, this report should not be construed, or referred to, as an audit, examination or review by American Express Tax and Business Services Inc.

The forecasted statement of income for the next five years was prepared by management of OHS. We provided no assistance in development of the assumptions, and therefore, assume no responsibility for such. AETBS makes no representations, expressed or implied, as to the validity of such forecasts.

We are not rendering legal or tax advice in this report and nothing herein should be interpreted as such. We are not required to give testimony or attendance in court by reason of this valuation, unless mutually agreed upon arrangements are made prior to such appearance.

Users of this business valuation report should be aware that business valuations are based on assumptions regarding future earnings potential, and/or certain asset values, that may or may not materialize. Therefore, the actual results achieved in the future will vary from the assumptions utilized in this valuation, and the variations may be material.

                         OPTIMUM HEALTH SERVICES, INC.

We have relied upon the representations of the owners, management and other third parties concerning the value and useful condition of all equipment, real estate, investments used in the business, and any other assets or liabilities except as specifically stated to the contrary in this report. We have not attempted to confirm whether or not all assets of the business are free and clear of liens and encumbrances, or that the Company has good title to all assets.

AETBS does not purport to be a guarantor of value. Valuation of closely-held companies is an imprecise science, with the value being a question of fact, and reasonable people can differ in their estimates of value. AETBS has, however, used conceptually sound and commonly accepted methods and procedures of valuation in determining the estimate of value included in this report.

This report is neither an offer to sell, nor a solicitation to buy securities, and/or equity in, or assets of, the subject company.

We certify that to the best of our knowledge and belief the reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and our personal, unbiased professional analyses, opinions and conclusions.

                         OPTIMUM HEALTH SERVICES, INC.

                               COMPANY BACKGROUND

GENERAL

Optimum Health Services, Inc. (Company) was started in June 1997 when Complete Wellness Centers, Inc. (CWC) became the majority shareholder (86.67% of common stock) of a new company, Complete Wellness Independent Physicians Association, Inc., a Delaware corporation, which then changed its name to Optimum Health Services, Inc. The remaining 13.33% of common stock are owned by the five senior managers of Optimum Health Services, Inc. OHS's office is located in Clearwater, Florida.

The Company is a management service organization (MSO) that has contracted with approximately 2,000 physicians in Florida to market the network to managed care organizations. Physicians in the network include:

-  Family practitioners
-  General practitioners
-  Internists
-  Pediatricians
-  Specialists

In addition there are approximately 300 alternative care therapists in the network. These include:

-  Acupuncturists
-  Chiropractors
-  Massage therapists
-  Podiatrists
-  Dietitians
-  Yoga/Tai Chi instructors

OHS offers this network to payers under several arrangements, including a discounted preferred provider organization (PPO) network, HMO benefit rider or as a part of a global risk product used with the traditional provider network. OHS receives payment either through a percentage of premium or as a management fee for overseeing the specific negotiated contract between the providers and payors.

ORGANIZATIONAL PRODUCTS

As an MSO, the Company offers the following products to its member physicians and contracting partners.

                         OPTIMUM HEALTH SERVICES, INC.

Utilization Management Program: The Company has proprietary medical protocols used improving quality of care offered by its network.

Quality Improvement Protocols: Similar in concept to Utilization Management, the Company has established clinical protocols based on specific diagnosis which are to improve quality patient care by identifying treatment plans that are efficient and effective.

Credentialing System: The Company follows National Commission on Quality Assurance Credentialing protocols to credential its network of providers.

Claims: The Company is licensed by the State of Florida to pay claims on behalf of contracted organizations.

CONTRACTS

The Company has signed two contracts with managed care organizations. In February 1998, the Company entered into a Provider Agreement with One Health Plan of Florida, Inc. Under the agreement, OHS offers its network of primary care and specialists physicians to One Health Plan's Commercial HMO enrollees in the Tampa Bay area and a similar PPO/Point of Service (POS) arrangement for their 75,000 Florida members. The Company receives ninety percent (90%) of the HMO fee reimbursement, and pays its network providers seventy percent (70%) of the fee reimbursement. The Company retains the twenty percent (20%) difference for claims management. The network providers should theoretically see more patients and, in turn, increased revenues as a result of being part of the network.

In March 1998, OHS entered into an agreement with Beacon Health Plans, a Florida based HMO with 30,000 covered lives, to offer its network to its HMO enrollees in Florida. Until there are 2,000 enrolled members in the contract, the Company is paid $12.60 per member per month for primary care services. In turn, the primary care physicians are paid $10 per member per month. Once the membership reaches 2,000, a global capitation arrangement will be negotiated.

COMPLETE WELLNESS CENTERS, INC.

COMPLETE WELLNESS CENTERS, INC. (CWC) is a physician practice management company which provides management and clinic support services to multi-disciplinary medical centers (Integrated Medical Centers) that combine traditional physician providers and alternative health care providers, such as chiropractors, acupuncturists, and massage therapists at one location in order to deliver high quality, cost effective health care services.

As part of the long term management agreement with the existing chiropractic practice, CWC leases the operating assets of the chiropractic practice, and seeks to convert the chiropractic patient base as well as attract new patients to a new medical practice which

                         OPTIMUM HEALTH SERVICES, INC.

combines chiropractic and medical care. CWC provides capital, management, marketing expertise, and provides for the employment or contracting of chiropractors, physicians, specialists and other providers in exchange for a management fee. CWC believes that chiropractors find affiliation with CWC to be attractive because it will offer them increased access to capital, improved information systems, management, and marketing expertise necessary to attract new patients and to convert their existing patient base to a medical practice and to contract on a capitated basis with managed care.

                         OPTIMUM HEALTH SERVICES, INC.

                        ECONOMIC OUTLOOK OF HEALTH CARE

OVERVIEW

Physician and hospital services accounted for approximately $550 billion of the $1 trillion spent on health care in 1996(1). In addition, physicians controlled $700-$800 billion in health care expenditures by deciding in what hospitals patients are treated, the drugs prescribed, etc. Despite the size of the industry and the power of the practitioners, in general, physician practices developed as solo practices and isolated partnerships through the late 1960s.
In the 1970s, physicians began to migrate to group practices.

Concerns over the accelerating cost of health care have resulted in the increasing prominence of managed care which often involves shifting the financial risk of providing health care services ultimately to the provider, thus creating incentives to manage costs more efficiently. Health care in the United States historically has been delivered through a fragmented system of health care providers, including individual or small groups of primary care physicians and specialists. According to the American Medical Association
(AMA), in 1994 there were approximately 685,000 physicians actively involved in providing care in the United States. A 1993 AMA study estimates that there are over 86,000 physicians practicing in 3,600 multi-specialty group practices (consisting of three or more physicians) and over 82,000 physicians practicing in 12,700 single specialty group practices in the United States.

The migration of physicians into groups in conjunction with a movement to organize the health care delivery system created business opportunities for companies that supply services to groups, or to provide physician services to the health care system in a more organized manner.

In the late 1980s a new business model (pioneered by PhyCor) emerged under which physicians could partner with corporate entities that would bring management talent, corporate structure, business acumen, and capital to physician practices. At this point in the industry's development, two dominant model types for physicians equity models are emerging: companies that manage large multi-specialty groups and those that focus on discrete specialty.

The market forces that have been driving physicians into group practice and driving group practices to seek a corporate partner are intensifying. Among the catalysts intensifying pressure on physicians are: income erosion, billing and collection processes becoming increasingly complex, government payment methodologies and group purchasing discounts driving down revenues per unit, the uncertainty of at-risk compensation arrangements, escalation in the cost of remaining competitive (e.g., more sophisticated equipment needs,


-------------------------------------
1 Modern Healthcare/January 12, 1998.

                         OPTIMUM HEALTH SERVICES, INC.

increased demand for outcomes data), and the prospect of competing directly against group practices with a corporate affiliation.

                                    OVERVIEW

PHYSICIAN PRACTICE MANAGEMENT

In response to reductions in the levels of reimbursement by third party payors and the corresponding cost-containment pressures on health care providers, physicians are increasingly seeking to affiliate with larger organizations which manage the non-medical aspects of physician practices, such as billing, purchasing and contracting with payor entities. Through affiliation with such organizations, including physician practice management companies, physicians gain access to capital, as well as the informational, managerial and administrative resources essential to the delivery of high-quality, cost effective care in the increasingly cost-conscious managed care environment.

An example of a practice management company is a Management Services Organization (MSO). An MSO contracts with physicians, physician groups, or hospitals to provide management and administrative services. The MSO may acquire physicians' tangible assets (e.g., office space, equipment, furnishings, management information systems, and personnel) and enter into management agreements with physicians whereby the MSO leases assets and performs management and administrative services (e.g., billing, claims administration, management information systems, marketing, accounting, utilization review, quality assurance, credentialing, group purchasing, legal services, insurance, and managed care contracting) for the physicians for compensation.

An MSO may provide billing, contracting and marketing services to a network of physicians who remain independent, for a percentage of the managed care contract premium or flat monthly fee. The physicians are organized as an independent practice association (IPA), with help from the MSO's management team to negotiate managed care contracts. The MSO can also arrange for group purchasing of supplies, insurance and other similar costs.

                         OPTIMUM HEALTH SERVICES, INC.

METHOD OF VALUATION EXPLAINED

In performing valuation services we are governed by the general standards contained in Rule 201 of the AICPA's Code of Professional Conduct. In reaching a conclusion of the estimated value range, methodologies from the National Association of Certified Valuation Analysts (NACVA) are utilized.

A significant factor in the appraisal of a business is whether the use of the cost or asset-based, market and/or income approaches makes the most sense. Businesses may be valued using any or all of these approaches. Through the valuation process the analyst assumes that the only changes to the facts used would be those steps taken to maximize revenues of the current business by the current owners. Additionally, industry economics and specific business risk to promote the continuance of value must be assessed.

Internal Revenue Service rulings 59-60, 1959, C.B. 237 and 68-609, 1968-2, C.B. 327 were used as guidelines for our consideration of the following items:

-  Going concern status of the Business;

- Nature of the Business, history of the Business, and factors affecting the Business;

-  Present and successor management of the Business;

- Historical earnings and factors affecting earnings, such as competitive position, markets and market penetration;

- The economic outlook in general and the condition and outlook of the health care profession;

-  The earning capacity of the Business;

- Current and historical financial conditions, analysis of operating ratios and trend of financial results; and

-  Sales of similar Businesses in the same region, if available.

The methods of valuation we selected to estimate the fair market value of the 86.67% of common stock of OPTIMUM HEALTH SERVICES, INC. are the widely recognized "Adjusted Net Assets Method" and "Discounted Cash Flow Method". Since the parent company of OHS is a public company that trades on the NASDAQ small capital market, and the resulting spun off company of OHS will also be traded on the NASDAQ small capital market, the 86.67% control of common stock represents a control marketable security. Since these shares will be distributed to CWC shareholders, a discount for minority interest has been applied to determine the minority marketable security that shareholders will be able to trade on the NASDAQ small capital market.

                         OPTIMUM HEALTH SERVICES, INC.

VALUATION METHODS CONSIDERED BUT NOT USED

Comparative Valuation Analysis of Comparable Business Entities

While trend analysis is particularly helpful in identifying any trends of improvement or deterioration, it gives no indication of how OPTIMUM HEALTH SERVICES, INC.'S balance sheet and operating performance compare with those of other firms in the same industry. A comparison of publicly traded companies (or privately-held companies where such information is available) is particularly useful. In our opinion, we were unable to locate a sufficient number of such financially and managerially similar firms to make a valid comparison and render a just opinion as to an estimate of value. In addition, since OPTIMUM HEALTH SERVICES, INC. has been in existence for less than a year and has no history of earning income, trend analysis would be meaningless.

Capitalization of Earnings/Other Income Methods

Except for the Discounted Cash Flow Method, which applies to future projected earnings, income methodology based on past financial performance was not appropriate. For example, the capitalization of earnings applies a capitalization rate to a weighted average of prior adjusted normalized financial results. Since OPTIMUM HEALTH SERVICES, INC. has not shown any prior financial earnings, income approaches are generally not relevant.

VALUATION METHODS CONSIDERED

Method I - Adjusted Net Assets

Adjusted Net Assets Method is an asset oriented approach. This method is used to value a business based on the difference between the fair market value of the business assets and its liabilities. Depending on the particular purpose or circumstances underlying the valuation, this method sometimes uses the replacement or liquidation value of the company assets less the liabilities. Under this method the analyst adjusts the book value of the assets to the fair market value, and then reduces the total adjusted value of assets by the fair market value of any recorded or unrecorded liabilities. Tangible as well as
intangible assets are valued in determining total adjusted net assets.   As of
this date, the parent organization of CWC is under federal investigation for billing irregularities. We have not made any adjustment for pending liabilities because we are unable to determine the possibility that fines or penalties will be imposed.

A minority interest discount is a term applied to a discount, generally with respect to the ownership of less than 50% of the voting stock in a closely held corporation, which eliminates the ability of the owner to have any significant control over the operations of the business, the payment of dividends, the ability to receive wages, or to become involved in the day-to-day business activities of the corporation. Since the value of the 86.67% of common stock represents a control marketable security, we have applied a discount for

                         OPTIMUM HEALTH SERVICES, INC.

minority interest of 25% since each of the approximately 500 current CWC shareholders will receive a portion of the OHS stock. The 25 % discount is based on an average of the last five years' minority interest discount found in the Mergerstate Review 1994 (Los Angeles: Houlihan Lobey Howard & Zukin, 1995),
p. 98.

Based on management input of the fair market value if assets were sold between a willing buyer and willing seller, the value of 86.67% of common stock is $89,600. A minority interest discount of 25% has been applied to reach a value to the CWC shareholders of the 86.67% of common stock in OHS of $67,300.


Method II - Discounted Cash Flow

The Discounted Cash Flow (DCF) approach is often considered to be the most theoretically correct and may be one of the most frequently used methods in valuing businesses for mergers and acquisitions. The DCF approach is based on the theory that the total value of a business is the present value of its projected future earnings, plus the present value of the terminal value. The future cash flows projected over a five year basis are discounted back to the present using a risk adjusted rate of return, which considers factors for the industry as well as risks specific to that practice. A terminal, or residual value, which is determined by capitalizing the fifth year cash flow projection, and then discounting it to the present value is added to the yearly projected future earnings to determine the intangible value of the business.

The discount rate is equal to an after tax capitalization rate plus expected growth (or lack of growth) of the business. The growth rate is based upon the risk profile of the income stream. Since the rate of growth for this start-up company is so high, we have applied a 5% growth rate to the calculation of the discount rate on the assumption that the growth rate will plateau after 2002 to that level.

Assumptions specific to the business have been developed by management of OHS based purely on estimates. The yearly cash flow streams in the projections were then discounted back to the present considering a 67.50% after tax discount rate, which was determined using the Capital Asset Pricing Model. We considered an appropriate Beta to adjust the equity risk premium, specifically for a market segment containing similar public MSO's.

We used a 50% specific company risk because of the following factors. The physician practice management company (PPMC) sector has seen a drop in overall profitability and share price on the stock exchange. For example, Coastal Physician Group's stock price on the New York Stock Exchange dropped from a high of $42 in 1993 to less than $2 per share in 1997.(2) FPA Medical Management reported first quarter 1998 net income of a $9.1 million loss, compared to $24.5 million loss last year in the first quarter. Medpartners,





------------------------------------
2 Medical Economics:  April 28, 1997

                         OPTIMUM HEALTH SERVICES, INC.

another PPMC, has traded between $7 and $32 a share over the last 52 weeks, ending March 1998.(3) In addition, management has projected over the next five years rapid growth in revenues and net income while the first two years of the five year projection shows significant net operating losses which will require additional capital to support the operations.

A terminal value of the business was estimated by taking the last 12 months' projected net earnings, capitalized at a 59.43% after tax rate. This terminal value was then discounted back to the present factor to arrive at the value of the business. A discount for minority interest of 25% was then applied to the value of the 86.67% common stock to reach a value of $234,700.

These estimated values do not include other assets not stated in this report.





------------------------------------
3 Credit Suisse First Boston Reports

                         OPTIMUM HEALTH SERVICES, INC.

ESTIMATE OF VALUE ASSUMPTIONS AND CALCULATIONS

Method I - Adjusted Net Assets

Schedule of Adjusted Net Assets as of April 30, 1998

                                                  Adjusted            Adjustment             Market
                                                  --------            ----------             ------
Cash                                             $134,284               $     0            $134,284
Receivables, net of allowances(4)                     940              (    940)                  0
Prepaid expenses                                    1,845                     0               1,845
Furniture and equipment, net of
  accumulated depreciation(5)                      28,402              ( 12,000)             16,402
Other assets - security deposit                     5,061                     0               5,061
                                                 --------              --------            --------

  Total Assets                                   $170,532              ($12,940)           $157,592
                                                 ========               =======            ========

Accounts payable                                 $ 11,495              $      0            $ 11,495
Accrued liabilities                                16,516                     0              16,516
Payroll tax liabilities                            26,089                     0              26,089
Loan payable - CWC, Inc.(6)                        50,000              ( 50,000)                  0
                                                 --------              --------            --------

  Total Liabilities                               104,100              ( 50,000)             54,100
                                                 --------              --------            --------

Common stock                                           75                     0                  75
Additional capital                                680,525                37,060             717,585
Accumulated deficit                             ( 614,168)                    0           ( 614,168)
                                                 --------              --------            --------

Total Stockholders' Equity/(Deficit)               66,432                37,060             103,492
                                                 --------              --------            --------

  Total Liabilities and
    Stockholders' Equity/(Deficit)               $170,532             ($ 12,940)           $157,592
                                                 ========              ========            ========






--------------------
4 Receivables were assumed to be written off. Receivables owed by defunct entity, CWC, LLC.

5 Computer equipment was adjusted based on management estimate of fair market value if sold today.

6 Loan payable was reconstituted as equity.

                         OPTIMUM HEALTH SERVICES, INC.



Method I - Adjusted Net Assets Method Valuation Summary


Value of business                                                         $103,492

Stock ownership by CWC, Inc.                                             x   .8667
                                                                         ---------

   Estimated Value of 86.67% of Common Stock (Rounded)                      89,700

   Discount for Minority Interest (25%)                                 (   22,425)
                                                                         ---------

      Estimated Value of Common Stock to CWC Shareholders (Rounded)        $67,300
                                                                           =======

     METHOD II - Discounted Cash Flow


                                                                    Projected Twelve Months ending December 31,
                                                         1998        1999        2000        2001        2002      Terminal Year
                                                     ---------------------------------------------------------------------------
REVENUE - CASH BASIS

     HMO Revenue                                          634,715   3,237,883   8,494,473  11,732,636  16,057,157     16,860,015
                                                     ---------------------------------------------------------------------------

OPERATING EXPENSES
     Physician Servicess and Medical Claims               601,740   2,356,240   5,963,778   8,247,665  11,287,800     11,852,190
     Administrative and Marketing                       1,287,471   2,441,414   2,710,990   2,951,626   3,349,197      3,516,657
                                                     ---------------------------------------------------------------------------

     Total Operating Expenses                           1,889,211   4,797,654   8,674,768  11,199,291  14,636,997     15,368,847

OPERATING INCOME (EARNINGS BEFORE
     DEPRECIATION, AMORTIZATION & TAXES)               -1,254,496  -1,559,771    -180,295     533,345   1,420,160      1,491,168

     Depreciation and Amortization                         14,255      48,077      72,744      77,177      82,811         94,544
                                                     ---------------------------------------------------------------------------

EARNINGS BEFORE TAXES                                  -1,268,751  -1,607,848    -253,039     456,168   1,337,349      1,396,624

     Income Taxes/Net Operating Loss
       Carryforward                                             0           0           0           0           0              0
                                                     ---------------------------------------------------------------------------

NET INCOME AFTER TAXES                                 -1,268,751  -1,607,848    -253,039     456,168   1,337,349      1,396,624

     Subtract: Capital Expenditures/Financing             399,200      23,200     121,000      26,000      32,000              0
     Add: Depreciation/Interest                            14,255      48,077      72,744      77,177      82,811         94,544
                                                     ---------------------------------------------------------------------------

NET CASH FLOW                                          -1,653,696  -1,582,971    -301,295     507,345   1,388,160      1,491,168

     TERMINAL YEAR EXIT MULTIPLE (59.43%
       CAPITALIZATION RATE)                                                                                                 1.68

     TERMINAL VALUE                                                                                                    2,509,177

PRESENT VALUE FACTOR -67.40% DISCOUNT RATE                  0.000       0.000       0.000       0.127       0.076          0.076
                                                     ---------------------------------------------------------------------------

PRESENT VALUE - FREE CASH FLOWS                                 0           0           0      64,607     105,600        190,877
                                                     ===========================================================================


CALCULATION OF DISCOUNT RATE                                        SUM OF PRESENT VALUES                                170,207
     Risk Free Rate of Return                                6.00%
     Market Equity Risk Premium Rate            7.90%               ADD: PRESENT VALUE OF TERMINAL YEAR                  190,877
          Beta (see discussion pg 12 )  x1.00                7.90%                                              ----------------
                                        -------------
     Small Stock Risk Premium                                3.50%  ESTIMATED BUSINESS ECONOMIC VALUE                    361,084
     Specific Company Risk                                  50.00%                                              ----------------
                                                        ----------
       Net Cash Flow Discount Rate                          67.40%  VALUE OF 86.67% OF COMMON STOCK                      312,952
                                                        ----------

CALCULATION OF AFTER TAX CAPITALIZATION RATE                        DISCOUNT FOR MINORITY DISCOUNT (25%)                  78,238
     Net Cash Flow Discount Rate                            67.40%                                              ----------------
     less: Growth Rate                                       5.00%
                                                        ----------
     After tax Capitalization Rate for 1998                 62.40%  INDICATED BUSINESS ECONOMIC VALUE (ROUNDED)          234,700
          divided by                                         1.05                                               ================
                                                        ----------
     After tax Capitalization Rate for 1997                 59.43%
                                                        ==========

                             MANAGEMENT ASSUMPTIONS

             ENROLLMENT AND REVENUE BREAKDOWNS AND RECONCILIATION



The following represents a summary of 1998 expected total enrollment and revenues by healthplan contract/member source:

Enrollment:

Healthplan                Effective Date   12/98 Members                    1998 Revenues
----------                --------------   -------------                    -------------
One Health Plan - PPO                      3/1/98           30,605           $7,575
Beacon Health Plan - PCP                   4/1/98           1,680            $96,500
Beacon Health Plan - Pools                 4/1/98           1,680            $521,100
OHS CAM PPO Retail                         10/1/98          350              $5,400
OHS CAM PPO - HMO                          9/1/98           1,680            $4,140

TOTAL                                                       173,369          $634,715
=====                                                       =======          ========


THE following represents a brief description of each line of business represented in this budget:

- HMO Risk Members: Represents Beacon Health Plans and other Florida HMO members delegated to the Company that are a combination of full HMO risk and PCP risk members as they pertain to the Company. Under the current full HMO risk arrangement, Beacon will prepay the Company a premium representing 80.0% of all funds received by Beacon for covered health and medical services from all insured members. Under the current PCP risk agreement, Beacon will prepay the Company a premium representing approximately 12.0-15.0% of the funds received by Beacon.

- HMO Pooled Members: Under the initial phase of the Beacon Contract, the Company is prepaid only PCP risk funds. The remaining funds representing the difference between HMO risk funds less the PCP prepayment to the Comppany is pooled and held by Beacon. On a monthly basis, Beacon reconciles these pools and shares equally any surplus/deficit with the Company. At such time that the delegated PCP risk membership exceeds 2,000 members, this item disappears as the Company's form of reimbursements shifts to HMO risk model only.

- CAM Service Members: This category is the consolidation of the Company's CAM retail product, wholesale HMO product, and insured rider product. Both the retail and wholesale product are PPO products with a 30.0% discount for enrolled members. The insured rider is currently in development and is not expected to begin marketing for two to three years.

- Other Members Served: This category represents the current One Health Plan PPO and POS agreement under which One Health Plan's members have been granted access to the Company's traditional provider network. Reimbursement to the Company is in the form of a markup on all claims incurred by One Health Plan's members.

                         OPTIMUM HEALTH SERVICES, INC.



BUDGET ASSUMPTIONS


The 1998-2002 Forecast for the Company is attached for reference. The following is the list of assumptions by line item:

Forecasted Income Statement:

Revenues:

-  HMO Risk Members:

-  Beacon HMO                $### PMPM
-  Beacon PCP                $### PMPM
-  Other HMOS                $### PMPM

-  HMO Pooled Members:

-  Beacon PCP                $### PMPM

-  CAM Service Members:

-  CAM Retail Product                $### PMPM
-  CAM Rider                         $### PMPM
-  CAM Wholesale Product             $### PMPM

-  Other Members Served:

-  One Health Plan PPO/POS           $### PMPM

Operating Expenses:

- Physician Services and Medical Claims: MLR is applied only to HMO Risk Members, HMO Pooled Members, Other Members Served, and the CAM Rider. This calculated according to the following schedule:

-  Calendar Year 1998:                        90.0%
-  1/99 through 6/99                          85.0%
-  7/99 through 12/99                         82.5%
-  Calendar Years 2000 through 2002           80.0%

- Administrative and Marketing: This category is the consolidation of the following expense categories:

                         OPTIMUM HEALTH SERVICES, INC.

- Compensation: Total compensatory related expenses including payroll, employee benefits, payroll taxes, and workers compensation. Total expected FTEs by year-end are:

         1998                              22.0
         1999                              25.5
         2000                              44.5
         2001                              60.0
         2002                              74.0

- Professional Fees: Includes legal fees, consulting, accounting, and auditing fees - approximately $90,000 annual run rate.

- Occupancy - $3,712 per month through 7/98, increasing to $7,100 per month through 12/98, $10,100 per month for 1999, and a 3.0% annual increase thereafter.

- Telephone: includes all communications expenses, e.g., local and long distance, cellular, pagers, etc. - based on administrative experience, approximately $156 per FTE.

- Travel: Includes all travel and entertainment, including provider recruiting related expenses - based on administrative experience, approximately $376 per FTE.

- Insurance: Includes e&o, d&o, etc - based on current and quoted rates, approximately $37,000 annual run rate.

- Postage: Includes regular and bulk mailings, overnight and express packaging, and courier - based on administrative experience, approximately $78 per FTE.

- Other: Includes bank charges, dues and subscriptions, fees and applications, office supplies, minor equipment, printing and reproduction, and repairs and maintenance - based on administrative experience, approximately $828 per FTE.

- Lease Expenses: Includes five-year leasing obligations for all furniture and the communications system.

- Marketing: Includes all marketing materials and advertising - based on the following targets (by annual run rates):

         1998                              $64,000
         1999                              $375,000
         2000                              $650,000
         2001                              $725,000
         2002                              $800,000

-  Depreciation and Amortization: see capital expenditures.


Forecasted Cash Flow Statement:

Cash In:

- Premium Revenues: Represents the consolidation of all same month accrued revenues, e.g., HMO risk member revenues and CAM service members revenues.

-  Fee-For-Service Revenues: Represents all other members served revenues.

                         OPTIMUM HEALTH SERVICES, INC.


- Pool Revenues: Represents HMO pooled members revenues received with a ninety day lag from booked to received date.

- Claim Payments: Represents all claim payments made to providers under fee-for-services provider agreements. Claim lags have been calculated using the following assumptions - 20.0% of all claims will be paid within 30 days from incurred date, 50.0% with 60 days of incurred date, and 100.0% paid with 90 days of incurred date.

- Capitation Payments: Represents all capitated payments made to providers under capitated provider agreements. All payments are made the same month applicable to the received premium payment from the applicable healthplan.

- Trade Payables: Represents the consolidation of all same month administrative and marketing expenses.

- Capital Expenditures: Represents the cash payment of all capital expenses including computer hardware, network servers, network accessories, MMIS software and related, and copiers. All purchases are depreciated using a five year straight calculation, and reported under depreciation and amortization under operating expenses of the income forecast.